Exhibit 99.1

Charles R. Engles, Ph.D., Appointed Chairman of CDTi Board

Oxnard, California – September 30, 2014 -- Clean Diesel Technologies, Inc. (NASDAQ: CDTI), a leader in advanced emission control solutions, today announced that platinum group metals industry veteran and current member of the Board of Directors, Charles R. Engles, Ph.D., has been appointed Chairman of CDTi's Board of Directors, effective September 29, 2014.  Dr. Engles, age 66, was appointed upon the resignation of longtime Chairman Alexander "Hap" Ellis III, who resigned to focus more time on the venture capital firm of which he is a partner.

"The CDTi management team and Board of Directors have been fortunate to work with Hap, who has been a skillful and effective leader," commented Dr. Engles. "We owe Hap a debt of gratitude for his dedication and leadership, particularly through CDTi's difficult times. As your new Chairman, I will pick up where Hap left off, and work with the management team to help CDTi achieve the next level of growth. The world is facing serious shortages of platinum group metals which are used for vehicle emissions control. Our catalyst formulation technologies promise to alleviate the need for these metals.  We are also innovating in our heavy duty diesel division with our recently launched line of DuraFit™ replacement diesel particulate filters. I look forward to working with Chief Executive Officer, Chris Harris, and Chief Financial Officer, Dave Shea, whom I have known for many years, and the entire team. Together we will do our best to translate CDTi's cutting edge technology into value for our stakeholders."

Mr. Ellis said, "It has been my privilege to serve the Company from the Catalytic Solutions days until now.  The last five years have been tough, but we are tougher than the times. Our team is inventive, bright and dedicated, and our technology is world-class. The Company is moving forward with our technology on multiple fronts.  It is very hard to leave the Board but I will be leaving CDTi in the capable hands of an energized management team and an experienced Chairman. Moreover, I am especially pleased with the additions to the Board of Matthew Beale and Dr. Lon Bell over the last year.  Last but not least, I am grateful to CDTi's Board, employees and stockholders for the opportunity to serve."

Dr. Engles joined the CDTi Board of Directors in October 2010, immediately following the business combination of CDTi and Catalytic Solutions, Inc. Dr. Engles served as a Director of Catalytic Solutions, Inc. from January 2000 to October 2010. Dr. Engles is an independent consultant and has over 20 years of experience serving as a board member for U.S. public companies and has also been a board member of numerous private companies. From May 2012 to May 2013, he served as a consultant to PatentBridge, LLC, an intellectual property brokerage firm, under the title of Senior Director.

In addition to CDTI, Dr. Engles currently serves on the board of Stillwater Mining Company (NYSE:SWC), the only U.S. primary producer of platinum group metals. From September 1994 to March 1997, he served as Chairman and Chief Executive Officer of Stillwater and, under his direction, it completed an IPO on NASDAQ in 1994. In 1992, he organized the spin out of Stillwater from Johns-Manville Corporation and Chevron Corporation. From July 1989 until September 1994, Dr. Engles served as Senior Vice President of Johns-Manville Corporation responsible for corporate development and worldwide mining and minerals operations.

From April to October 2008, Dr. Engles served as Interim Chief Executive Officer of ThermoCeramix, Inc., an advanced materials company focused on electrical to thermal energy conversion. From September 1997 to March 2008, Dr. Engles served as Chief Executive Officer of Cutanix Corporation, a biopharmaceutical company focused on dermatological drug discovery that he co-founded.

About CDTi

CDTi is a vertically integrated global manufacturer and distributor of emission control systems and products, focused on the heavy duty diesel and light duty vehicle markets. CDTi utilizes its proprietary patented Mixed Phase Catalyst (MPC®) technology, as well as its ARIS® selective catalytic reduction, Platinum Plus® fuel-borne catalyst, and other related technologies to provide high-value sustainable solutions to reduce emission, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. CDTi is headquartered in Oxnard, California and currently has operations in the U.S., the U.K., Canada, France, Japan and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered forward-looking statements. You can identify these forward-looking statements by the use of the words "believes", "expects", "anticipates", "plans", "may", "will", "would", "intends", "estimates", and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections which involve substantial uncertainty and risk. In this document, the Company includes forward looking statements regarding the achievement of growth, the alleviation of the need for platinum group metals, translating CDTi's technology into value for its stockholders, and forward movement of CDTi's technology.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (a) that CDTI may not be able to (i) reduce operating costs or increase sales; (ii) realize the benefits of investments; (iii) obtain sufficient funding to implement its growth plans or maintain its operations; (iv) experience growth due to changes in or lack of enforcement of emissions regulations or standards; (v)  be successful in realigning its strategic path; (vi) commercialize its technology due to agreements with third parties or protect its intellectual property; (vii) obtain verifications, approvals or market acceptance of products; (viii) retain qualified personnel; or (ix) achieve anticipated results; (b) that CDTi faces competition and constant changes in governmental standards by which its products are evaluated; (c) that CDTi is dependent on a few major customers and its revenues could decline as a result; and (d) other risks and uncertainties discussed or referenced in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company's estimates only as of the date such statements are and should not be relied upon as representing the Company's estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:

Allen & Caron, Inc. Rudy Barrio (investors) r.barrio@allencaron.com

(212) 691-8087

Len Hall (media) len@allencaron.com

(949) 474-4300